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AT&T Reports Strong Results in First Quarter while Investing in Growth Transformation:
•	Best Revenue Growth in More than Two Years
•	Best First-Quarter Postpaid Net Adds in Five Years
•	Best Wireline Consumer Revenue Growth since U-verse Launch in 2006

▪	$0.70 diluted EPS compared to $0.67 diluted EPS in the year-ago quarter. Excluding significant items, EPS was up 10.9 percent, $0.71 versus $0.64

▪	First-quarter consolidated revenues of $32.5 billion, up 3.6 percent or more than $1 billion versus the year-earlier period, the company’s strongest growth in more than two years

▪	Outlook raised for full-year revenue growth, now expected to be 4 percent or greater

▪	Strong cash from operations of $8.8 billion with $3.0 billion in free cash flow

▪	More than 2 million new wireless and wireline high speed broadband connections added in the first quarter

Transformation of Wireless Business Model Drives Strong Revenue Growth and Subscriber Gains

▪	Wireless revenues up 7.0 percent versus the year-ago quarter

▪	Wireless operating income margin of 28.3 percent and EBITDA service margin of 45.4 percent

▪	Wireless operating income of $5.1 billion, up 8.1 percent; wireless EBITDA of $7.0 billion, up 7.3 percent

▪	Postpaid phone-only ARPU up 0.4 percent; postpaid phone-only ARPU with AT&T NextSM monthly billings up 2.0 percent

▪	Postpaid net adds of 625,000, best first-quarter net adds in five years; total net adds of more than 1 million

▪	More than one-half million branded smartphone net adds, both postpaid and prepaid; nearly 60 million total branded smartphone subscribers

▪	313,000 branded tablet net adds

▪	1.1 million new postpaid smartphones added (both upgrades and new subscribers); smartphones account for 92 percent of postpaid phone sales

▪	Postpaid churn of 1.07 percent, down sequentially and up slightly year over year

▪	Mobile Share® accounts more than tripled year over year to reach 11.3 million; driving higher data usage with 46 percent of accounts on data plans of 10 gigabytes or higher

▪	Wireless data billings up more than 15 percent versus the year-earlier quarter

▪	More than 40 percent or 2.9 million of all smartphone gross adds and upgrades on AT&T Next; without 1.1 million accelerated upgrades, Next take rate about 35 percent

Wireline Transformation with Project VIP Drives Accelerating Wireline Consumer Growth and Broadband Gains

▪	Best wireline consumer revenue growth since the introduction of U-verse® in 2006, up 4.3 percent versus the year-earlier period; helps drive year-over-year wireline service revenue growth

▪	Total U-verse revenues, including business, were up 29 percent year over year; now a nearly $14 billion annualized revenue stream

▪	11.3 million total U-verse subscribers (TV and high speed Internet) in service:

o	634,000 high speed Internet subscriber net adds including 64,000 in business customer segment; U-verse broadband two-thirds of broadband base; total broadband net adds of 78,000

o	201,000 U-verse TV subscribers added

▪	Strategic business services growth of 16.1 percent year over year, now more than 26 percent of wireline business revenues

Note: AT&T's first-quarter earnings conference call will be broadcast live via the Internet at 4:30 p.m. ET on Tuesday, April 22, 2014, at www.att.com/investor.relations.

DALLAS, April 22, 2014 — AT&T Inc. (NYSE:T) today reported strong first-quarter consolidated revenue and EPS growth driven by strong wireless results and accelerating wireline consumer revenues.

“We have been working very deliberately to transform our business, and this quarter you really start to see the benefits,” said Randall Stephenson, AT&T chairman and CEO. “Customers really like the new mobility value proposition and are choosing to move off device subsidies to simpler pricing while at the same time, they are continuing to move to smartphones with larger data plans.

“Wireless postpaid net adds were more than twice as many as a year ago, AT&T Next sales surpassed our expectations, and we had a tremendous surge in Mobile Share plans of 10 gigs or higher. We also had our best wireline consumer revenue growth since we first introduced U-verse in 2006 as our Project VIP build continues to make progress.”

First-Quarter Financial Results

For the quarter ended March 31, 2014, AT&T's consolidated revenues totaled $32.5 billion, up 3.6 percent versus the year-earlier period, the company’s strongest growth in more than two years. Compared with results for the first quarter of 2013, operating expenses were $26.2 billion versus $25.4 billion; operating income was $6.3 billion compared to $5.9 billion; and operating income margin was 19.3 percent compared to 18.9 percent.

First-quarter 2014 net income attributable to AT&T totaled $3.7 billion, or $0.70 per diluted share, compared to $3.7 billion, or $0.67, in the year-ago quarter. Adjusting for $0.01 of Leap transaction-related costs, earnings per share was $0.71 compared to an adjusted $0.64 in the year-ago quarter, an increase of almost 11 percent.

First-quarter 2014 cash from operating activities totaled $8.8 billion, and capital expenditures totaled $5.8 billion. Free cash flow — cash from operating activities minus capital expenditures — totaled $3.0 billion.

AT&T closed its acquisition of Leap Wireless on March 13, 2014 and incurred some transaction-related costs in the quarter. The company expects to incur approximately $1.2 billion of integration costs over the next two years and expects $0.05 EPS dilution in 2014. Leap operating results since the close of the acquisition had minimal impact on the company’s first-quarter results.

Share Repurchases

The company continues to repurchase shares opportunistically. During the quarter, the company repurchased 37 million of its shares for $1.2 billion. In March, the board of directors authorized the repurchase of another 300 million shares with no expiration date. This gives the company 425 million shares remaining in its repurchase authorizations. This is the fourth recent 300 million share authorization. Since the company began buying back shares in 2012, it has bought back about 13 percent of outstanding shares.

Guidance Update

The company is updating its full-year 2014 outlook to reflect the Leap acquisition and strong first-quarter growth and now expects:

•	Consolidated revenue growth of 4 percent or greater;

•	Stable consolidated margins which include Leap operational pressure;

•	Adjusted earnings per share growth in the mid-single digit range including Leap operational pressure;

•	Capital expenditures remaining in the $21 billion range;

•	Free cash flow in the $11 billion range, which anticipates strong AT&T Next take rates and Leap costs;

•	Continued investment in business transformation and growth.

WIRELESS OPERATIONAL HIGHLIGHTS

With a best-in-class network, AT&T delivered strong wireless revenue and postpaid subscriber gains, continued margin expansion and strong adoption of Mobile Share and AT&T Next plans. Highlights included:

Wireless Revenues Grow 7.0 Percent. Total wireless revenues, which include equipment sales, were up 7.0 percent year over year to $17.9 billion. Wireless service revenues increased 2.2 percent in the first quarter to $15.4 billion. First-quarter wireless operating expenses totaled $12.8 billion, up 6.6 percent versus the year-earlier quarter, and wireless operating income was $5.1 billion, up 8.1 percent year over year. First-quarter 2014 includes pressure from strong sales, promotional activities, accelerated upgrades and new business initiatives.

The success related to AT&T Next, the company’s equipment installment plan, and the increasing number of lower-ARPU but high-margin tablets pressured postpaid service ARPUs. Phone-only postpaid ARPU increased 0.4 percent versus the year-earlier quarter. Phone-only postpaid ARPU with AT&T Next monthly billings increased 2.0 percent.

Strongest First-Quarter Postpaid Net Adds in Five Years. AT&T added more than 1 million subscribers in the first quarter, with year-over-year improvements in every category. Total wireless subscribers increased by 1,062,000 in the quarter, led by 625,000 postpaid net adds and 693,000 connected device net adds. This was the strongest first-quarter postpaid growth in five years. These gains were offset somewhat by a net loss of 50,000 prepaid subscribers, due to declines in session-based tablets, and a net loss of 206,000 reseller subscribers, primarily due to losses in low-revenue 2G subscriber accounts. Prepaid net adds include first-quarter results from Leap Wireless only after AT&T acquired the company on March 13.

Postpaid net adds include 311,000 smartphones. Total branded smartphone net adds (both postpaid and prepaid) were 566,000. Total branded tablet net adds were 313,000.

Total Churn Stable. Total churn was essentially stable at 1.39 percent compared to 1.38 percent in the year-ago quarter. Postpaid churn of 1.07 was down sequentially and up slightly compared to 1.04 percent in the year-ago quarter.

Postpaid Smartphone Base Continues to Expand. AT&T added 1.1 million postpaid smartphones in the first quarter. At the end of the quarter, 78 percent, or 53.0 million, of AT&T's postpaid phone subscribers had smartphones, up from 72 percent, or 48.3 million, a year earlier. Smartphones accounted for 92 percent of postpaid phone sales in the quarter, a first-quarter record. AT&T’s ARPU for smartphones is about twice that of non-smartphone subscribers. At the end of the first quarter, 57 percent of AT&T’s postpaid smartphone customers used an LTE-capable device. The company sold 5.8 million smartphones in the quarter.

Transformation of Customer Experience with Mobile Share and AT&T Next. AT&T is transforming the customer experience with attractive Mobile Share pricing for customers who move off of the traditional device subsidization model. In the first quarter, an increasing number of subscribers chose AT&T Next and Mobile Share plans. Mobile Share plans, including Mobile Share Value, now represent nearly 33 million connections, or about 45 percent of postpaid subscribers. The number of Mobile Share accounts more than tripled year over year and reached 11.3 million with an average of about three devices per account. Take rates on the higher-data plans showed strong growth as well. At the end of the first quarter, 46 percent of Mobile Share accounts had 10 gigabyte or higher plans, up from 28 percent in the year-ago quarter and 27 percent in the fourth quarter of 2013. In total, about 81 percent, or 42.9 million, of postpaid smartphone subscribers are on usage-based data plans (tiered data and Mobile Share plans). This compares to 33.5 million a year ago.

Sales on AT&T Next, the company’s equipment installment plan, also increased during the first quarter. During the quarter, more than 40 percent of all postpaid smartphone gross adds and upgrades, or about 2.9 million, took Next, up from 15 percent in the fourth quarter of 2013. Next sales included 1.1 million accelerated smartphone upgrades in the first quarter. Without these upgrades, Next take rates would have been about 35 percent.

Strong Wireless Margin Expansion. Expanding wireless margins reflect the impact of AT&T Next sales which helped offset pressure from strong customer growth, early Next upgrades and continued investment in new services. AT&T’s first-quarter wireless operating income margin was 28.3 percent versus 28.0 percent in the year-earlier quarter. AT&T’s wireless EBITDA margin was up slightly versus the year-ago quarter to 39.1 percent. (EBITDA margin is operating income before depreciation and amortization, divided by total wireless revenues.) Wireless EBITDA service margin was 45.4 percent, compared with 43.2 percent in the first quarter of 2013. (EBITDA service margin is operating income before depreciation and amortization, divided by total service revenues.)

WIRELINE OPERATIONAL HIGHLIGHTS

Accelerating wireline consumer revenue growth led AT&T’s wireline results with strong U-verse gains. Highlights included:

Wireline Service Revenues Stable. Total first-quarter wireline revenues were $14.6 billion, down 0.4 percent versus the year-earlier quarter. Wireline service revenues were up 0.1 percent year over year. Total U-verse revenues grew 29.0 percent year over year. First-quarter wireline operating expenses were $13.1 billion, up 0.9 percent versus the first quarter of 2013. AT&T’s wireline operating income totaled $1.5 billion, down 10.5 percent versus the first quarter of 2013. First-quarter wireline operating income margin was 10.0 percent versus 11.1 percent in the year-earlier quarter, primarily due to U-verse content price increases, declines in voice revenues, success-based growth and costs incurred as part of Project VIP.

Consumer Revenue Growth Accelerates. Revenues from residential customers totaled $5.7 billion, an increase of 4.3 percent versus the first quarter a year ago. This is the strongest consumer revenue growth since the introduction of U-verse eight years ago. Continued strong growth in consumer IP data services in the first quarter more than offset lower revenues from legacy voice and data products. U-verse, which includes TV, high speed Internet and voice over IP, now represents 59 percent of wireline consumer revenues, up from 48 percent in the year-earlier quarter. Consumer U-verse revenues grew 28.3 percent year over year.

Strong U-verse Gains Drive Broadband Growth. Total U-verse subscribers (TV and high speed Internet) reached 11.3 million in the first quarter. U-verse TV added 201,000 subscribers in the first quarter to reach 5.7 million in service. AT&T has more pay TV subscribers than any other telecommunications company. U-verse high speed Internet had a first-quarter net gain of 634,000 subscribers, to reach a total of 11.0 million. That marks seven consecutive quarters with U-verse broadband net adds of more than 600,000. Overall, total wireline broadband subscribers increased by 78,000. Total wireline broadband ARPU was up 9 percent year over year. Total U-verse high speed Internet subscribers now represent more than two-thirds of all wireline broadband subscribers, compared with 51 percent in the year-earlier quarter.

About 60 percent of U-verse broadband subscribers have a plan delivering speeds of 12 Mbps or higher. In the first quarter, 90 percent of new U-verse TV customers also signed up for U-verse high speed Internet. About two-thirds of AT&T U-verse TV subscribers take three or four services from AT&T. ARPU for U-verse triple-play customers continues to be more than $170. At the end of the quarter, U-verse TV penetration was more than 21 percent. U-verse broadband penetration was near 20 percent at the end of the first quarter.

Strategic Business Services Continues Strong Growth. Total revenues from business customers were $8.7 billion, down 2.7 percent versus the year-earlier quarter. Business service revenues declined 2.1 percent year over year. Overall, declines in legacy products were partially offset by continued double-digit growth in strategic business services. Revenues from these services, the next-generation capabilities that lead AT&T's most advanced business solutions — including VPN, Ethernet, cloud, hosting and other advanced IP services — grew 16.1 percent versus the year-earlier quarter. These services represent an annualized revenue stream of more than $9 billion and are more than 26 percent of wireline business revenues. During the first quarter, the company also added 64,000 business U-verse high speed broadband subscribers.

Web Site Links:	Related Media Kits:
AT&T News AT&T Investor Relations 2014 AT&T Events Calendar	AT&T Investor Relations Events and Presentations AT&T 2013 Annual Report
Related Releases:	Related Fact Sheets:
AT&T Approves New 300 Million Share Repurchase Authorization AT&T Declares Quarterly Dividend Payable May 1, 2014 AT&T Completes Acquisition of Leap Wireless	AT&T Historical Dividend Data 4Q13 Investor Briefing

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About AT&T

AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s most reliable 4G LTE network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best wireless coverage worldwide of any U.S. carrier, offering the most wireless phones that work in the most countries.  It also offers advanced TV service with the AT&T U-verse® brand. The company’s suite of IP-based business communications services is one of the most advanced in the world.

Reliability claim based on data transfer completion rates on nationwide 4G LTE networks.  LTE is a trademark of ETSI. 4G LTE not available everywhere.

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Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at www.att.com/investor.relations. Accompanying financial statements follow.

NOTE: EBITDA is defined as operating income before depreciation and amortization. EBITDA differs from Segment Operating Income (loss), as calculated in accordance with U.S. generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of EBITDA, as presented, may differ from similarly titled measures reported by other companies.

NOTE: Free cash flow is defined as cash from operations minus capital expenditures. We believe this metric provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.

NOTE: Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS are non-GAAP financial measures calculated by excluding from operating revenues, operating expenses and equity in net income of affiliates certain significant items that are non-operational or non-recurring in nature, including dispositions. Management believes that these measures provide relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends.  Adjusted Operating Income, Adjusted Operating Expenses, Adjusted Operating Revenues, Adjusted Operating Income Margin and Adjusted diluted EPS should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP. Our calculations of Adjusted Operating Income and Adjusted diluted EPS, as presented, may differ from similarly titled measures reported by other companies.